Exhibit 99.1

Contacts:

Tran Nguyen / CFO

Somaxon Pharmaceuticals, Inc.

(858) 876-6500

Matt Sheldon

PondelWilkinson Inc.

(310) 279-5963

Investors@somaxon.com

SOMAXON PHARMACEUTICALS APPROVES 1-FOR-8 REVERSE STOCK SPLIT

AND DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF ITS

COMMON STOCK TO 25,000,000 SHARES

SAN DIEGO, CA – October 11, 2012 – Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX), a specialty pharmaceutical company, today announced that its Board of Directors approved a 1-for-8 reverse stock split of its common stock and a decrease in the number of authorized shares of its common stock from 100,000,000 to 25,000,000 shares. The reverse stock split and the decrease in the number of authorized shares of common stock were authorized by Somaxon’s stockholders at a special meeting held on October 5, 2012. The reverse stock split will become effective as of 5:00 p.m. Pacific Time on October 11, 2012 and Somaxon’s shares will trade on a post-split basis beginning on October 12, 2012. The new CUSIP number for Somaxon’s common stock will be 834453 201.

In connection with the reverse stock split, every eight shares of Somaxon’s issued and outstanding common stock will automatically be combined into one issued and outstanding share without any change in the par value of the shares. Stockholders of record will receive cash in lieu of fractional shares to which they otherwise would be entitled based upon the closing sale price per share of Somaxon’s common stock on October 11, 2012.

About Somaxon Pharmaceuticals, Inc.

Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin), now available by prescription in the United States, is indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.

For more information, please visit the company’s web site at www.somaxon.com.

Safe Harbor Statement

Somaxon cautions readers that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements related to the implementation and effect of the reverse stock split are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.